THE FINOVA GROUP INC.
                PBRS/RESTRICTED STOCK RETENTION INCENTIVE PROGRAM
                                  July 21, 1996

         1. Establishment. The Executive Compensation Committee of the Board of Directors (the Committee) has established this PBRS/Restricted Stock Retention Incentive Program (the Program). The Program shall be governed by the following policies and procedures, as they may be modified from time to time by the Committee or its designee(s). Capitalized terms not defined in this Program shall have the meanings ascribed to them in the Plan, unless the context clearly requires otherwise.

         2. Purpose. To encourage executives who receive performance based restricted stock or restricted stock (collectively, PBRS) Awards under the Company's 1992 Stock Incentive Plan (the Plan) to retain such Awards, rather than to use some or all of those Awards or other shares of FINOVA common stock (Shares) to pay taxes due upon the vesting of the PBRS Awards.

         3.  Effective  Date.  The Program  shall be  effective as of January 1,
1996.

         4. Eligibility. Executives of The FINOVA Group Inc. and its subsidiaries participating in this Program (the Company) who receive PBRS Awards from time to time under the Plan who do not surrender, trade in or sell Shares directly or indirectly to pay taxes due in connection with the vesting of any PBRS Awards during the then-current Incentive Period (as defined below) (Participants), regardless of whether the surrender, trade in or sale of such Shares was made during the Incentive Period or otherwise. The Committee may establish additional eligibility requirements from time to time, whether before, during or after an Incentive Period.

         5. Incentive Period. The initial Incentive Period shall be January 1, 1996 through August 7, 1996. Thereafter, the Incentive Period is that period commencing with the previous meeting of the Committee at which PBRS Awards were awarded to executives generally (historically at the August meeting of the Committee and excluding special grants such as in connection with an acquisition) through the then-current meeting of the Committee at which it makes such Awards, if any, or such other date which the Committee designates for its principal general grant of PBRS Awards to executives generally.

         6. Incentive Program. Participants who receive vestings of PBRS Awards during the then-current Incentive Period who meet the eligibility requirements noted above shall receive upon the conclusion of that Incentive Period an aggregate of 120% of the PBRS Award as would otherwise have been granted to that Participant by the Committee on that date, as determined by the Committee in its sole discretion. Awards shall not be compounded under this Program.

         Example: To clarify how the Program works, if the Committee would have granted a base Award (the "Base Award") to an executive of 100 PBRS shares in August 1996, and the executive was an eligible Participant because he or she did not surrender, trade in or sell Shares to pay taxes due on the PBRS Awards that vested during the 1996 Incentive Period (1/1/96 through 8/7/96) and the Committee determined the executive was otherwise eligible, the Participant will be awarded 120 PBRS shares in August 1996. For the 1997 grant, assuming the Participant continues to remain eligible for the Program, and assuming the executive would generally again have been awarded 100 PBRS Base Award shares absent this Program, the Participant would again receive 120 PBRS Award shares, not 120% of 120 PBRS Award shares. Similarly, if the executive does not meet the Program eligibility requirements during the 1996-97 Incentive Period, the executive would continue to be eligible for consideration to receive a regular annual Award of 100 PBRS shares. PBRS Award recipients who receive no vestings during an Incentive Period shall not receive additional Shares under this Program for that Incentive Period.

         7. Gross Up Payment. The Company shall gross up income taxes payable by Participants with respect to the additional PBRS Awards granted pursuant to this Program over the Base Award. In the above example, the gross up payment would apply to the additional 20 PBRS shares. The gross up payments shall
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be made  at the  highest  marginal  tax  rate  applicable  to the  Participant's anticipated compensation from the Company for that year.

         8. No Entitlements. Nothing in this Program shall entitle a Participant to any PBRS Award or continued employment, and the Committee has sole discretion whether to make any Awards to Participants and to determine the appropriate amount. The Committee reserves the right to suspend, modify or terminate the Program at any time, whether before, during or after completion of any Incentive Period. Because the Committee has sole discretion to make Awards under the Plan, Participants may not receive an increase in PBRS Awards, even if they otherwise would have been eligible Participants. The Committee reserves the right to suspend or terminate the participation of any Participant at any time, regardless of whether other executives remain eligible for the Program. Notwithstanding anything in this Program to the contrary, the right to gross up payments noted in Section 7 shall vest upon the granting of any PBRS Awards over the Base Award to a Participant under this Program.

         9. Termination of Employment. Except as otherwise determined by the Committee, Participants who terminate employment prior to the conclusion of an Incentive Period, whether by reason of death, disability, retirement or otherwise, shall have no right to a prorated portion of any Incentive Award under the Program, but shall be entitled to the gross up payments provided for by Section 7 to the extent any Shares in excess of the Base Amount granted under the Program vest. Payments by the Company in cash or other forms of consideration in lieu of vesting shall not entitle the Participant to such gross up payments, unless the Company expressly consents in writing or upon the occurrence of a Change in Control.

         10. Provisions of Plan Apply. The provisions of the Plan and any Award agreements apply to all Awards granted pursuant to this Program. The provisions of Sections 2, 3, 10 and 11th of the Plan (or successor provisions) are hereby incorporated into this Program by reference, with references to the Plan meaning this Program where the context so permits.

         11. Certification of Eligibility. The Committee and its designees are authorized to require each executive who wishes to participate in the Program to establish that the executive is so eligible. Without limitation, the executives may be required to certify that they are eligible for the Program on a periodic basis and upon request to provide other evidence of such compliance.

         12. Evasion of Program Requirements. The Committee and its designees reserve discretion to suspend or terminate participation of any Participant from this Program who engages in transactions designed to permit the executive to remain a Participant but to evade the Program's intent. Such actions would include without limitation: (a) transactions such as equity swap or hedging transactions to effectively sell the executives interest in such Shares, or (b) selling, trading in or surrendering Shares to satisfy taxes due upon a vesting after conclusion of an Incentive Period or certification to the Committee of eligibility for the Program for that period.